Exhibit 99.1

Badger Meter Reports Third Quarter 2019 Results

MILWAUKEE--(BUSINESS WIRE)--October 17, 2019--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

  Net sales for the third quarter of 2019 were $108.6 million compared to $110.6 million in the comparable prior year quarter; domestic water utility sales increased 2% year-over-year.
  Gross profit margins remain strong at 38.4%.
  GAAP net earnings and diluted earnings per share (EPS) were $12.7 million and $0.44, respectively, compared to $2.9 million and $0.10 in the comparable prior year period.
  Excluding the impact of pension termination settlement and executive retirement charges in the prior year period, adjusted EPS was $0.44 compared to $0.46 for the third quarter of 2018. (See 2018 adjusted results in the attached GAAP to Non-GAAP reconciliation).
  $20.2 million of cash provided by operations representing solid earnings conversion.

Third Quarter Operating Results

“We were pleased with the sequential improvement in sales, with growth in the domestic municipal water market against a difficult comparison, and continued interest in our new technology products. In the latter half of the quarter, we began shipping our new three and four-inch ultrasonic meters incorporating our D-Flow technology. ORION® LTE-M radio installations at early adopters and several key customers are ramping, while pilot testing at others continues. Our margins and cash flow results demonstrate the impact of our continuous improvement efforts. Overall, it was a solid quarter across a variety of operational and financial measures and I want to thank my Badger Meter colleagues across the globe for their efforts,” said Kenneth C. Bockhorst, President and Chief Executive Officer of Badger Meter.

Municipal water sales decreased 3% from the strong comparable prior year quarter; however, domestic municipal water sales grew by 2%. International municipal water utility sales declined as anticipated, as last year’s large Middle East order did not repeat. The domestic increase, despite a near-record comparable, was the result of solid market demand, the launch of the new three and four-inch commercial E-Series® Ultrasonic meters and initiation of recent key customer project wins. A variety of additional customers are undergoing pilot tests of newer technologies, most notably with ORION® Cellular LTE-M endpoints, a common practice that can result in order deferments. Sales of flow instrumentation products grew 1% year-over-year with modest increases across most industrial end markets.

Adjusted operating margins were 15.1% in the third quarter of 2019 compared to 16.1% in the comparable prior year period. Gross profit margins were strong at 38.4%, reflective of positive product and regional sales mix, as well as favorable, but moderating, price/cost dynamics. However, they declined year-over-year due entirely to the Company’s recording of a discrete warranty provision associated with a sourced system integration module for a previously installed solution sold only outside North America.

Selling, engineering and administration (“SEA”) expenses in the third quarter of 2019 totaled $25.2 million compared to an adjusted $26.1 million in the prior year. Adjusted SEA leverage improved 40 basis points to 23.2% from 23.6% in the prior year. The income tax rate of 22.1% was in line with the prior year’s adjusted 22.8%.

Cash from operations of $20.2 million increased 37% or $5.5 million year-over-year, primarily associated with improved working capital management.

Outlook

Bockhorst continued, “The municipal spending market remains healthy and we continue to be encouraged by the interest level, engagement and pilot testing of our leading technologies. As we have historically experienced, the introduction of innovative solutions in our markets can create order pauses and sales unevenness in the short-term. However, our customers contemplate the long-term in making their smart water investments and therefore, we continue to support technology and capabilities that offer improved performance and economics over that horizon.

Looking beyond demand trends, our profit margins continue to benefit from positive sales mix and continuous improvement activities across all aspects of our operations, and our balance sheet provides ample capacity to execute on disciplined, strategic acquisitions.” Bockhorst concluded, “We remain confident in our long term outlook as our broad range of proven smart-water solutions solve customer challenges and work to preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s third quarter 2019 results today, Thursday October 17, 2019 at 10:00 AM CT / 11:00 AM ET. The call and related presentation can be accessed via webcast through the Investor section of our website or by dialing 1-877-823-9761 (US) or 1-647-689-5327 (Intl) and entering the passcode 6591119. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter (the “company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The company’s results are also subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the SEC for further information regarding risk factors. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$108,646	$110,630	$317,069	$329,319

Cost of sales	66,976	66,684	194,666	207,121

Gross margin	41,670	43,946	122,403	122,198

Selling, engineering and administration	25,225	28,212	76,598	80,139

Operating earnings	16,445	15,734	45,805	42,059

Interest expense, net	66	295	280	994
Other pension and postretirement costs	41	11,787	123	19,799

Earnings before income taxes	16,338	3,652	45,402	21,266

Provision for income taxes	3,617	801	10,499	4,715

Net earnings	$12,721	$2,851	$34,903	$16,551

Earnings per share:

Basic	$0.44	$0.10	$1.20	$0.57

Diluted	$0.44	$0.10	$1.19	$0.57

Shares used in computation of earnings per share:

Basic	29,013,573	28,989,205	29,022,080	28,983,115

Diluted	29,193,338	29,197,160	29,215,192	29,181,543

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Selling, engineering and administration (GAAP measure)	$25,225	$28,212	$76,598	$80,139

Executive retirement charges	-	2,098	-	2,098

Adjusted selling, engineering and administration	$25,225	$26,114	$76,598	$78,041

Operating earnings (GAAP measure)	$16,445	$15,734	$45,805	$42,059

Executive retirement charges	-	2,098	-	2,098

Adjusted operating earnings	$16,445	$17,832	$45,805	$44,157

Net earnings (GAAP measure)	$12,721	$2,851	$34,903	$16,551

Executive retirement charge, net of tax	-	1,998	-	1,998

Pension termination settlement charge, net of tax	-	8,652	-	14,786

Adjusted net earnings	$12,721	$13,501	$34,903	$33,335

Diluted earnings per share (GAAP measure)	$0.44	$0.10	$1.19	$0.57

Executive retirement charge, net of tax	-	0.07	-	0.07

Pension termination settlement charge, net of tax	-	0.29	-	0.50

Adjusted diluted earnings per share	$0.44	$0.46	$1.19	$1.14

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2019	2018
	(Unaudited)

Cash	$37,728	$13,086
Receivables	61,406	66,300
Inventories	84,835	80,804
Other current assets	7,572	4,469
Total current assets	191,541	164,659

Net property, plant and equipment	86,657	90,321
Intangible assets, at cost less accumulated amortization	49,934	55,418
Other long-term assets	18,100	11,035
Goodwill	71,258	71,258
Total assets	$417,490	$392,691

Liabilities and Shareholders' Equity

Short-term debt	$4,360	$18,060
Payables	32,363	22,469
Accrued compensation and employee benefits	12,814	13,768
Other current liabilities	9,308	5,718
Total current liabilities	58,845	60,015

Deferred income taxes	3,077	3,332
Long-term employee benefits and other	31,929	25,841
Shareholders' equity	323,639	303,503
Total liabilities and shareholders' equity	$417,490	$392,691

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$12,721	$2,851	$34,903	$16,551

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,625	2,902	8,688	8,796
Amortization	3,026	3,132	9,323	9,675
Deferred income taxes	33	73	18	132
Noncurrent employee benefits	117	177	(150)	261
Pension termination settlement charges	-	11,732	-	19,900
Contribution to pension plan	-	(1,260)	-	(2,860)
Stock-based compensation expense	328	2,430	882	3,374
Changes in:
Receivables	(1,473)	(4,697)	4,555	(11,462)
Inventories	(1,694)	1,242	(4,259)	1,409
Payables	1,744	(1,213)	10,885	(2,468)
Prepaid expenses and other assets	(1,860)	(2,474)	(5,806)	(5,573)
Other liabilities	4,669	(213)	2,100	2,148
Total adjustments	7,515	11,831	26,236	23,332
Net cash provided by operations	20,236	14,682	61,139	39,883

Investing activities:
Property, plant and equipment expenditures	(1,123)	(1,977)	(5,589)	(7,219)
Acquisitions, net of cash acquired and future payments	-	-	-	(8,048)
Net cash used for investing activities	(1,123)	(1,977)	(5,589)	(15,267)

Financing activities:
Net decrease short-term debt	-	(6,433)	(13,500)	(8,433)
Payment of contingent acquisition consideration	-	(2,034)	(1,650)	(2,034)
Dividends paid	(4,936)	(4,351)	(13,652)	(11,895)
Proceeds from exercise of stock options	215	702	963	933
Repurchase of treasury stock	(522)	(2,462)	(3,359)	(4,451)
Issuance of treasury stock	46	98	143	529
Net cash used for financing activities	(5,197)	(14,480)	(31,055)	(25,351)
Effect of foreign exchange rates on cash	(82)	279	147	200

Increase (decrease) in cash	13,834	(1,496)	24,642	(535)
Cash - beginning of period	23,894	12,125	13,086	11,164

Cash - end of period	$37,728	$10,629	$37,728	$10,629

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com